Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Rick Wheeler

President and CEO

TEL:   713.986.4444

FAX:  713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2017 RESULTS

Houston, Texas – November 30, 2017 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $56.8 million, or $4.32 per diluted share, on revenues of $73.7 million for its fiscal year ended September 30, 2017. This compares with a net loss of $46.0 million, or $3.52 per diluted share, on revenues of $62.1 million for the prior year.

For the fourth quarter ended September 30, 2017, the company recorded revenues of $23.7 million and a net loss of $19.2 million, or $1.46 per diluted share. For the comparable period last year, the company recorded revenues of $16.3 million and a net loss of $12.3 million, or $0.94 per diluted share.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “Revenue generated in the fourth quarter of fiscal year 2017 totaled $23.7 million. This is an increase of 45% over last year’s fourth quarter and represents the largest quarterly revenue since the second quarter of fiscal year 2015. A significant portion of this fourth quarter revenue resulted from the purchase by a customer of 15,000 three-channel GSX recording stations and related three-component geophone sensors from our rental fleet. Combining these results with the first three quarters, revenue for the 2017 fiscal year increased almost 19% over last year, reaching $73.7 million. Despite higher revenue in the fourth quarter and fiscal year, earnings for the year reflected a net loss of $56.8 million, or $4.32 per diluted share. Contributing to this loss were significant non-cash charges of $5.3 million of impairment charges levied in the fourth quarter against certain factory equipment used in the manufacture of permanent reservoir monitoring (PRM) systems, as well as $21.5 million of inventory obsolescence reserves, including $5.1 million in our fourth quarter related to our PRM products. Together, these non-cash adjustments amounted to $26.8 million over the fiscal year, or a loss of $2.04 per diluted share. The adjustments associated with PRM manufacturing equipment and related product inventories occurred in response to news we received in September 2017 from one of our PRM customers. We were informed that two offshore fields we had been discussing would now limit tender submissions to systems utilizing fiber optic sensor technology.

In conjunction with this notice and the recognition that there have been no PRM orders since November of 2012, irrespective of technology type, we concluded that the additional inventory obsolescence reserves and impairment charges were warranted.”

“Our traditional seismic exploration products produced revenues of $14.8 million for fiscal year 2017. This is an increase of 11% over last year’s total and is largely derived from the sale in the fourth quarter of three-component geophone sensors in connection with the large GSX system sale mentioned above. Our traditional seismic product revenue in fiscal year 2016 represented a historic low, and the increase experienced in fiscal year 2017 is an encouragement of potential market improvement. Despite the increased revenue, demand for our traditional seismic products has remained relatively flat and slow to recover. We expect demand for our traditional products to expand and diminish in parallel with future increases or decreases in seismic exploration activity.”

“Wireless product revenue for fiscal year 2017 grew by 61% compared to last year, totaling $29.7 million. More than $11 million of revenues came in the fourth quarter, with the largest portion derived from the previously mentioned sale of the large GSX system. During fiscal year 2017, we sold almost 67,000 channels of our GSX wireless recording system, compared with only 4,600 channels last year. Rentals of our OBX marine nodal systems, although down from last year, were also a significant contributor to our wireless revenues and continued to represent a majority of our rental revenue for fiscal year 2017. In the significantly depressed seismic exploration environment of today, our wireless land and marine recording systems remain especially relevant to contractors as the premier tools for their operational efficiency and reliability.”

“Our reservoir seismic products generated $2.7 million of revenue in fiscal year 2017. While this represents an increase of 27% over last year, it is still approximately half of what was received in fiscal year 2015. As was similarly the case in both fiscal year 2015 and 2016, revenue from this product line in fiscal year 2017 was primarily associated with the sale, rental, and repair of our high-definition seismic borehole tools. Absent any contracts to manufacture PRM systems, revenue from this segment is not expected to increase in any appreciable way. Moreover, with the recent news from an existing PRM customer that bids for two fields previously under discussion would now be restricted to fiber optic sensor technology, we believe that fiscal year 2018 is also unlikely to see any revenue from PRM system contracts. Our PRM system designs, which utilize electrical sensor technology, are proven to provide the best performance and long-term functionality of any PRM system ever deployed or made available, and we remain committed to pursuing PRM contract opportunities with discerning oil companies managing their reserves through high resolution seismic monitoring. Nonetheless, while we are still engaged in ongoing discussions regarding other fields and other customers for PRM systems, we do not expect these endeavors to result in any PRM contracts producing revenue in fiscal year 2018.”

“Revenue from our non-seismic products totaled $26.0 million in fiscal year 2017. This reflects a decrease of about 6% from last year’s performance, but is still almost 10% higher than the amount produced two years ago. The decrease from last year is largely attributed to a temporary lull in demand for certain industrial products while some of our customers worked through large inventories purchased the year before. Notably, we were encouraged to see revenue from our non-seismic products increase in our second, third and fourth quarters of fiscal year 2017. Despite the decrease in revenue compared to last year, operating income associated with our non-seismic products has increased each year over the last three consecutive years. We believe our ongoing efforts to design and introduce new products in our various non-seismic business lines will continue to provide opportunities for new revenue and growth.”

“In other matters, we reported in a recent Form 8-K filing an accounting error in our financial statements for the fiscal years ended September 30, 2015 and 2016, and the quarterly periods ended December 31, 2016, March 31, 2017 and June 30, 2017. Specifically, the accounting error relates to the classification of inventories on the balance sheet. We had previously classified all of our inventories as a current asset in our balance sheets for each of those periods. We have now determined that all of our inventories for each of these dates were not reasonably expected to be sold or consumed during our next operating cycle, and therefore a portion of these inventories should have been classified as non-current in our balance sheets. The error had no effect on previously reported results of operations, net loss, total assets, total liabilities, stockholders’ equity or cash flows for any of the affected periods. All of our inventory is available for sale, and is often sold on unanticipated short notice. However, in light of the rapid onset of depressed seismic market conditions that occurred in 2015 and 2016, and the recognition that our forecasted expectations of revenues in the current industry environment would not consume our large inventory balances, we realized that portions of our inventories should have been classified as non-current, meaning these inventories were unlikely to be sold or consumed within a one-year period. Going forward, we will continue to categorize portions of our inventories as non-current based on estimates of when it might be sold, even though such estimates are highly subject to change from one period to another.”

As previously disclosed, we recently amended our loan agreement with Frost Bank. This amendment extended the maturity of the loan agreement to April 2019, modified the borrowing base to include new assets while restricting the inclusion of others, and requires us to maintain $10 million of unencumbered liquid assets. We are pleased with the outcome of this negotiation with our bankers.

“When we began fiscal year 2017, all indicators pointed to the persistence of similar depressed conditions for the seismic equipment market that were experienced in the previous fiscal year. As the year unfolded, this assessment proved to be essentially accurate as a consequence of continued low seismic exploration funding by oil and gas companies. As the 2017 fiscal year has now come to a close, we are encouraged that total revenue increased over last year and that quoting activity as reported by our customers is also increasing. However, our optimism remains guarded in that we believe recovery in the seismic industry will be gradual and that demand for our seismic products will lag behind initial market improvements. Our latest product offerings are currently under evaluation and testing by existing as well as new potential customers, and are being recognized for the utility and efficiencies their new features can provide. These products and our reputation for customer support provide an abounding opportunity for us to take advantage of an improved seismic exploration and reservoir characterization industry where both technical and operational performance are important. Our strong balance sheet includes $51.2 million in cash, cash equivalents and short term investments, and is further highlighted by the lack of any long term debt. Combined with our borrowing availability of $23.8 million from our credit agreement, our total liquidity at September 30, 2017 was $75 million. In concert with our ongoing cost management efforts, this strong financial position and our technical competence leave us well prepared for the future.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2017 full year financial results on December 1, 2017, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (800) 459-5343 (US) or (203) 518-9553 (International). Please reference the conference ID: GEOSQ417 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict”, or similar words suggesting future outcomes or language suggesting an outlook. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, obsolescence of inventory, negative reactions to our restatement, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	THREE MONTHS ENDED		YEAR ENDED SEPTEMBER 30,
	September 30, 2017	September 30, 2016	2017	2016
Revenue:
Products	$22,095	$12,078	$60,055	$46,530
Rental equipment	1,588	4,236	13,666	15,530

Total revenue	23,683	16,314	73,721	62,060

Cost of revenue:
Products	30,423	17,356	79,548	63,608
Rental equipment	2,946	4,425	14,856	17,815

Total cost of revenue	33,369	21,781	94,404	81,423

Gross profit (loss)	(9,686)	(5,467)	(20,683)	(19,363)
Operating expenses:
Selling, general and administrative	5,146	5,217	20,238	21,533
Research and development	3,324	3,295	13,782	13,851
Bad debt expense (recovery)	22	837	(380)	763

Total operating expenses	8,492	9,349	33,640	36,147

Loss from operations	(18,178)	(14,816)	(54,323)	(55,510)

Other income (expense):
Interest expense	(15)	(8)	(39)	(26)
Interest income	200	124	653	376
Foreign exchange gains (losses)	62	(104)	(339)	(113)
Other, net	(16)	(10)	(60)	(60)

Total other income, net	231	2	215	177

Loss before income taxes	(17,947)	(14,814)	(54,108)	(55,333)
Income tax expense (benefit)	1,260	(2,505)	2,683	(9,363)

Net loss	$(19,207)	$(12,309)	$(56,791)	$(45,970)

Loss per common share:
Basic	$(1.46)	$(0.94)	$(4.32)	$(3.52)

Diluted	$(1.46)	$(0.94)	$(4.32)	$(3.52)

Weighted average common shares outstanding:
Basic	13,148,538	13,053,438	13,134,071	13,044,875

Diluted	13,148,538	13,053,438	13,134,071	13,044,875

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	AS OF SEPTEMBER 30,
		2016
	2017	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$15,092	$10,262
Short-term investments	36,137	27,491
Trade accounts receivable, net of allowance of $1,395 and $2,449	9,435	15,392
Financing receivables	3,055	1,533
Income tax receivable	273	13,290
Inventories	20,752	30,844
Prepaid expenses and other current assets	1,623	1,826

Total current assets	86,367	100,638
Rental equipment, net	16,462	30,973
Property, plant and equipment, net	37,399	44,732
Non-current inventories	55,935	73,696
Deferred income tax assets, net	259	216
Non-current financing receivables, net of allowance of $1,020 and $500	8,195	1,817
Prepaid income taxes	450	2,620
Other assets	629	80

Total assets	$205,696	$254,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,599	$2,120
Accrued expenses and other current liabilities	6,338	7,849
Deferred revenue	1,568	174
Income tax payable	—	125

Total current liabilities	10,505	10,268
Deferred income tax liabilities	37	37

Total liabilities	10,542	10,305

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 13,438,316 and 13,328,066 shares issued and outstanding	134	133
Additional paid-in capital	83,733	77,967
Retained earnings	125,517	182,308
Accumulated other comprehensive loss	(14,230)	(15,941)

Total stockholders’ equity	195,154	244,467

Total liabilities and stockholders’ equity	$205,696	$254,772

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	YEAR ENDED SEPTEMBER 30,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(56,791)	$(45,970)	$(32,641)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	(25)	4,209	(943)
Rental equipment depreciation	12,530	14,523	13,948
Property, plant and equipment depreciation	5,236	5,391	5,599
Impairment of long-lived assets	5,331	1,814	—
Goodwill impairment	—	—	1,843
Accretion of discounts on short-term investments	60	110	225
Stock-based compensation expense	5,732	5,220	4,539
Bad debt expense (recovery)	(380)	763	2,147
Inventory obsolescence expense	21,472	11,212	3,887
Gross profit from sale of used rental equipment	(9,054)	(404)	(3,208)
Loss on disposal of property, plant and equipment	—	8	26
Realized loss on short-term investments	3	5	7
Excess tax expense from stock-based compensation	—	(1,411)	(1,083)
Effects of changes in operating assets and liabilities:
Trade accounts and financing receivables	7,743	(3,428)	7,088
Income tax receivable	13,041	4,078	(14,799)
Inventories	2,962	5,193	9,661
Prepaid expenses and other current assets	680	(523)	997
Prepaid income taxes	2,171	1,475	1,753
Accounts payable trade	477	(1,942)	(834)
Accrued expenses and other	(1,269)	(2,149)	(6,004)
Deferred revenue	295	11	(3,567)
Income taxes payable	(123)	120	(10)

Net cash provided by (used in) operating activities	10,091	(1,695)	(11,369)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,177)	(1,867)	(2,189)
Investment in rental equipment	(455)	(502)	(3,973)
Proceeds from the sale of used rental equipment	4,884	1,584	4,278
Purchases of short-term investments	(19,242)	(25,791)	(6,306)
Proceeds from the sale of short-term investments	10,532	16,368	7,902

Net cash used in investing activities	(5,458)	(10,208)	(288)

Cash flows from financing activities:
Proceeds from exercise of stock options and other	50	—	—

Net cash provided by financing activities	50	—	—

Effect of exchange rate changes on cash	147	(149)	614

Increase (decrease) in cash and cash equivalents	4,830	(12,052)	(11,043)
Cash and cash equivalents, beginning of fiscal year	10,262	22,314	33,357

Cash and cash equivalents, end of fiscal year	$15,092	$10,262	$22,314

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUES AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Seismic segment revenue:
Traditional exploration products	$4,945	$2,587	$14,756	$13,298
Wireless exploration products	11,085	5,220	29,690	18,400
Reservoir products	421	343	2,663	2,094

	16,451	8,150	47,109	33,792
Non-Seismic segment revenue:
Industrial product revenue	4,167	5,078	14,420	16,223
Imaging product revenue	2,915	2,943	11,607	11,485

	7,082	8,021	26,027	27,708
Corporate	150	143	585	560

Total revenue	$23,683	$16,314	$73,721	$62,060

	Three Months Ended		Year Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Operating income (loss):
Seismic segment	$(16,321)	$(13,458)	$(46,902)	$(47,690)
Non-seismic segment	1,045	1,489	4,153	4,093
Corporate	(2,902)	(2,847)	(11,574)	(11,913)

Total operating loss	$(18,178)	$(14,816)	$(54,323)	$(55,510)